Exhibit (j)(1)

CONSENT OF LEGAL COUNSEL

We hereby consent to the use of our name and the references to our firm under the caption “Legal Counsel” included in or made a part of Pre-Effective Amendment No. 2 to the Registration Statement of Highland Floating Rate Opportunities Fund II. (File No. 033-219103), on Form N-1A under the Securities Act of 1933, as amended.

/s/ Ropes & Gray LLP
Ropes & Gray LLP

Boston, MA

August 25, 2017